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                                                                 EXHIBIT 10.43.1


                             ARISTA INVESTORS CORP.
                                116 John Street
                            New York, New York 10038


January 21, 2000


Mr. Stanley S. Mandel
45 Sutton Place South
New York, New York 10022

Dear Stanley:

         This letter is intended to amend and restate Paragraphs 1, 2, 4 and 8 of that certain letter agreement, dated September 24, 1998 (the "Letter Agreement"), between you and Arista Investors Corp., a Delaware corporation (the "Company"), pursuant to which you are employed by the Company as President. All terms not defined herein shall have the meanings ascribed to them in the Letter Agreement.

         In connection with the foregoing, Paragraphs 1, 2, 4 and 8 of the Letter Agreement are hereby deleted in their entirety and replaced by the following sections effective as of October 1, 1999:

         "1.      EMPLOYMENT WITH THE COMPANY.

                  (a) During the period commencing on the Effective Date and ending on the later to occur of (i) the second anniversary of the Effective Date, or (ii) the termination date of that certain Administrative Services Agreement between the Company and The Guardian (the "Administrative Services Agreement"), (hereinafter referred to as the "Employment Period"), you shall serve as President of the Company, subject to the terms and conditions specified herein; PROVIDED, HOWEVER, that the Employment Period shall terminate no later than the fifth anniversary of the Effective Date, subject to the conditions set forth in paragraph 2(b).

                  (b) Notwithstanding anything contained herein to the contrary, in the event this Agreement is being terminated pursuant to either paragraph 1(a)(i) or 1(a)(ii) (the "Proposed Termination"), the Company or such successor or surviving corporation, at its sole option, shall have the right to elect to extend the Employment Period for up to

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         three additional one-year periods upon not less than sixty (60) days prior written notice mailed to you prior to the Proposed Termination; PROVIDED, HOWEVER, that the Employment Period shall terminate not later than the fifth anniversary of the Effective Date, subject to the conditions set forth in paragraph 2(b).

                  (c) As President you shall assist, to the best of your ability, in the operation of the Company, which shall include, but shall not be limited to, the sale, promotion and development of the products and business of the Company. You shall have the powers and duties commonly ascribed to a senior executive officer of a corporation and shall report to and shall be responsible to the Board of Directors of the Company. During the Employment Period, the Board of Directors agrees to nominate you for election to the Company's Board of Directors.

                  (d) Except during vacation periods or absences due to temporary illness, you shall devote such time as you reasonably deem necessary in order to perform your duties and responsibilities hereunder, but in no event shall you devote less than One Hundred and Twenty (120) days thereto during each twelve month period falling within the Employment Period. Nothing herein contained shall prevent or be construed as preventing you from engaging in the business of acting as a soliciting agent, broker or general agent on behalf of any other insurance company for the sale of life insurance, property and casualty insurance, or accident and health insurance, provided however, you shall not engage in the business of acting as a soliciting agent, broker or general agent on behalf of any other insurance company for the sale of statutory disability benefits insurance or any other insurance product currently administered or serviced by the Company, or hereafter offered, written, administered or serviced during the Employment Period by the Company or its affiliates. Nothing herein contained shall prevent or be construed as preventing you from holding or purchasing up to five (5%) percent of any class of stock or securities of any corporation which is listed on a national securities exchange or is regularly traded in the over-the-counter market, or from holding or making other investments in or from participating in any other business venture, so long as such investment or your participation in such business venture does not involve any conflict with your duties or obligations to the Company as provided in this Agreement."


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         "2.      COMPENSATION.

                  (a) In consideration for services to be rendered by you hereunder during the Employment Period:

                           (i) You shall receive a salary at the rate of One Hundred and Fifty Thousand Dollars ($150,000) per annum, which salary shall be subject to all applicable federal, state and other tax withholdings. Such salary shall be paid to you in twenty-six (26) equal bi-weekly installments, payable in arrears or on such other basis as other employees of the Company generally are paid;

                           (ii) With respect to the period commencing January 1 of each fiscal year of the Company, commencing with the fiscal year beginning January 1, 1999, and ending on December 31st of each fiscal year or the portion of such fiscal year during which you are an employee of the Company (each a "Bonus Period"), the Company will pay to you as additional compensation no later than One Hundred Twenty (120) days after the end of such fiscal year, such bonus in light of your contributions to the Company's performance for such Bonus Period less the Advanced Bonus (as defined herein) previously paid to you for such Bonus Period. Such bonus shall be based upon a weighted formula to be determined by the Company's Board of Directors. The weighted formula referred to herein to be applied by the Board of Directors for the bonus to be paid by the Company to you for any Bonus Period will be equal to eight percent (8%) of the Company's annual earnings before income taxes from third party administration operations for such Bonus Period (the "Annual Bonus"), but in no event shall the Annual Bonus be less than $35,000.00. On or about January 1st of each Bonus Period, Thirty Five Thousand Dollars ($35,000) (the "Advanced Bonus") shall be paid to you as an Advanced Bonus. If the Annual Bonus is greater than $35,000, then you shall be paid the difference between the Annual Bonus calculated hereunder less the Advanced Bonus for such Bonus Period no later than One Hundred and Twenty (120) days after the end of such fiscal year. If the Annual Bonus calculated hereunder is less than or equal to the Advanced Bonus for such Bonus Period, no additional bonus shall be paid to you for such Bonus Period. As used herein, the term "earnings before income taxes from third party administration operations" shall mean the income of the Company's current operations before taxes and extraordinary or non-recurring items from third party administration operations for such Bonus Period.

                           (iii) In recognition of your services to the Company, it is contemplated that the Company may, but shall not be obligated to, grant stock options to you to purchase shares of the Company's Class A Common Stock when, and if, determined by the Board of Directors of the Company.


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                  (b)      In the event this Agreement shall terminate in the
         manner contemplated in sub-paragraph 8(b)(v), the Company shall have the option, exercisable on sixty (60) days prior written notice, to advise you that the Company has elected to cause you not to engage in any activity described in sub-paragraph 8(a)(i) and 8(a)(ii) for a period of twelve (12) months following the date of such termination in consideration of the payment by the Company of the sum of One Hundred Eighty-Five Thousand Dollars ($185,000) to you, which payment shall be paid to you in twelve (12) equal monthly installments, payable on the first day of the month, commencing in the month subsequent to the month in which your employment with the Company terminates. In the event the Company fails to send such written notice to you, such failure shall be deemed to be an election by the Company not to require you to forebear from engaging in any of the activities described in sub-paragraph 8(a)(i) and 8(a)(ii) from and after the date of such termination."

         "4.      REIMBURSEMENT OF EXPENSES.

                  (a) The Company shall reimburse you for all reasonable expenses incurred in connection with the promotion of the business of the Company, including expenses for travel, entertainment and similar expenses incurred by you on the Company's behalf. No such reimbursement shall be made except upon the presentation by you of an itemized account of such expenses or other evidence thereof for which reimbursement then is being sought, all in form reasonably satisfactory to the Company.

                  (b) The Company shall pay you the sum of Nine Thousand ($9,000) Dollars per annum for automobile costs and expenses in connection with the use of your automobile for Company business, payable in twelve (12) equal monthly installments payable on the first
         (1st) day of each month falling within the Employment Period.

                  (c) The Company shall provide a Five Thousand Dollar ($5,000) nonallocated expense allowance for expenses incurred by you in carrying on the business of the Company for each twelve (12) month period falling within the Employment Period, payable in twelve (12) equal monthly installments on the first (1st) day of each month falling within the Employment Period."

         "8.      RESTRICTIVE COVENANTS.

                  (a) You hereby acknowledge and recognize the highly competitive nature of the Company's business and, accordingly, agree that, in consideration of the premises contained herein, you will not during the Employment Period and thereafter until the Designated Date (as hereinafter defined): (i) directly or indirectly engage in any


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         Competitive Activity (as hereinafter defined), whether such engagement shall be as an officer, director, employee, consultant, agent, lender, stockholder, or other participant; or (ii) assist others in engaging in Competitive Activity. As used herein, the term "Competitive Activity" shall mean and include the development and marketing of and all activity involving the sale, administration or servicing of statutory disability benefits insurance or any other insurance product, then offered by the Company or by any subsidiary of the Company during the calendar year immediately preceding the termination of your employment hereunder, and any other activity prohibited under paragraph 1(d) hereof.

                  (b) As used in this paragraph 8, the "Designated Date" shall mean any of the following dates:

                           (i) in the event you willfully terminate your employment with the Company in violation of this Agreement prior to the expiration of the Employment Period, the term "Designated Date" shall mean the one (1) year anniversary of the date of such termination; or

                           (ii) in the event the Company terminates your employment under this Agreement for Cause, the term "Designated Date" shall mean the one (1) year anniversary of the date of such termination; or

                           (iii) in the event the Company terminates your employment without Cause, the term "Designated Date" shall mean the date of such termination; or

                           (iv) in the event of any consolidation or merger of the Company into or with another corporation during the Employment Period, and the Company is not the surviving entity, or the sale of all or substantially all of the assets of the Company to another corporation during the Employment Period, or in the event that fifty (50%) percent or more of the voting common stock of the Company shall be owned by one or more individuals or entities, who are acting in concert or as part of an affiliated group (other than a group one of the members of which is you), at any time during the Employment Period, and this Agreement is terminated by the Company or any successor or surviving corporation, the term "Designated Date" shall mean the one
         (1) year anniversary of the date of such termination; or

                           (v) subject to the provisions of sub-paragraph 2(b) hereof, in the event this Agreement terminates at the end of the term of the Employment Period, the term "Designated Date" shall mean the date of such termination or the twelve (12) month anniversary of the date of such termination, as the case may be.

                  It is the desire and intent of the parties that the provisions of this paragraph 8 shall be enforced to the fullest extent permissible under the laws and public


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         policies applied in each jurisdiction in which enforcement is sought.
         Accordingly, if any provision of this paragraph 8 shall be adjudicated to be invalid or unenforceable in any such jurisdiction, such provision of this paragraph 8 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision of this paragraph 8 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this paragraph 8 is adjudicated to be too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law and you hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

                  (c) In the event of a breach or threatened breach by you of the provisions of this paragraph 8, the Company shall be entitled to an injunction restraining you from such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement."

                  Notwithstanding the foregoing restatements of Paragraphs 1, 2, 4 and 8 of the Letter Agreement, all other provisions of such Letter Agreement shall continue in full force and effect.


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                  If the foregoing correctly reflects our understanding, please so indicate by signing in the space provided. ARISTA INVESTORS CORP.


                                        By: /s/ Susan Hall
                                           -------------------------------------
                                           Susan Hall, Senior Vice President
                                             and Treasurer


Accepted and Agreed to:


/s/ Stanley S. Mandel
-------------------------------------
Stanley S. Mandel


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